Exhibit 99.1

Watsco Reports Record Sales, Enhanced Operating Efficiency,

Strong Cash Flow and Improving Business Trends

Entrepreneurial Culture, Debt-Free Balance Sheet, Leading Technologies and

Upcoming Regulatory Change Support Long-Term Investment and Growth

MIAMI, FLORIDA – (GLOBENEWSWIRE), October 23, 2024 – Watsco, Inc. (NYSE: WSO) announced its results for the third quarter and nine-month period ended September 30, 2024 and provided commentary on business trends, growth opportunities, technology innovation and its financial strength.

Watsco is the largest distributor in the highly fragmented $64 billion North American HVAC/R market, with nearly 700 locations across the U.S., Canada and Latin America. Watsco estimates that it provides services on a local basis to over 375,000 owner-operators, technicians and installers annually. Since entering distribution in 1989, Watsco’s operating profits have grown at a compounded annual growth rate (CAGR) of 18% and dividends have grown at a 21% CAGR. The Company believes these long-term growth rates are indicative of strong and consistent performance across most macroeconomic and industry cycles.

A cornerstone of Watsco’s growth strategy is the acquisition of long-standing, family-owned businesses. Since 1989, Watsco has acquired 69 companies, while preserving their unique culture and legacies. Since August 2019, Watsco has acquired eight businesses that today generate approximately $1 billion in annual sales. We believe our proven entrepreneurial culture, technology advantage, strong financial position and other unique factors provide an attractive home for great businesses, as well as for the OEMs and other suppliers throughout our industry.

Watsco has also developed industry-leading technologies to enhance the customer experience, gain operating efficiencies and drive growth. Today, approximately 61,000 contractor businesses and technicians engage with Watsco digitally, complemented by modern, state-of-the-art technologies at each of our nearly 700 locations. Since the launch of its technology ecosystem, Watsco has generated higher sales growth rates among digital customers, added new customers and reduced customer attrition. The Company believes this technology advantage will continue to provide unique opportunities for long-term growth.

Highlights Related to 2024 Performance

Watsco’s unit sales of residential HVAC equipment stabilized during the 2024 selling season (i.e. growth rates for 2024’s second and third quarter on a combined basis) complemented by solid growth in sales of commercial HVAC systems. Business trends in October 2024 have strengthened, reflecting meaningful unit growth and an overall mid-single digit growth rate in sales.

2024 results also reflect ongoing efforts to regain sales and market share related to one of the Company’s primary OEMs after product and supply chain disruptions impacted customer relationships in 2023. Watsco and its OEM partner have made co-investments that are yielding positive results to both regain lost customers and attract new customers. The Company estimates these investments have been dilutive to gross margins by approximately 30 basis-points for the nine-month period ended September 30, 2024. Watsco is actively collaborating and investing alongside the OEM to reestablish market share and drive long-term growth.

Watsco has further strengthened its financial position in 2024 and is well-positioned to invest in growth. Operating cash flow increased 50% to a record $394 million for the nine-months ended September 30, 2024. At September 30, 2024, the Company had $550 million in cash and short-term investments, no borrowings under its $600 million revolving credit facility and $400 million of equity capacity under its ATM program.

Third Quarter Results

•	Sales increased 2% to a record $2.16 billion (flat on a same-store basis)

•	Gross profit of $566 million with gross margin of 26.2%

•	SG&A expenses increased 2% (flat on a same-store basis)

•	Operating income decreased 2% to $250 million (11.6% operating margin)

•	Net income attributable to Watsco of $171 million, flat versus last year

•	Earnings per share declined 3% to $4.22

Sales trends (excludes acquisitions)

•	1% increase in HVAC equipment (71% of sales)

•	2% decline in other HVAC products (25% of sales)

•	4% decline in commercial refrigeration products (4% of sales)

Albert H. Nahmad, Chairman and CEO commented: “During the third quarter, Watsco achieved record sales and net income, produced strong cash flow and made further strides to improve operating efficiency across its network. We believe the market environment for HVAC products stabilized this year, and we look forward to helping our customers navigate next year’s regulatory transition toward the new A2L systems. This regulatory change will ultimately impact approximately 60% of our sales and offers our contractor customers the opportunity to upgrade older HVAC systems with new products that are both more energy-efficient and environmentally-friendly.”

Nine-Month Results

•	Sales increased 3% to a record $5.9 billion (1% increase on a same-store basis)

•	Gross profit of $1.58 billion, flat versus the last year (gross margin of 26.9%)

•	SG&A expenses increased 5% to $955 million (2% increase on a same-store basis)

•	Operating income decreased 6% to $646 million (11.0% operating margin)

•	EPS of $10.92 compared to $11.60 in the same period last year

•	Operating cash flow improved 50% to a record $394 million versus the same period last year

Sales trends (excludes acquisitions)

•	3% increase in HVAC equipment (70% of sales)

•	3% decrease in other HVAC products (26% of sales)

•	Flat sales of commercial refrigeration products (4% of sales)

Mr. Nahmad added: “Overall, we believe that our 2024 performance reflects market share gains and represents solid performance relative to trends in the market and the economy. We see the potential for further improving productivity and are gratified that our focus on the balance sheet has produced record cash flow. Our teams continue to lead and innovate, and I am optimistic that our industry-leading scale, entrepreneurial culture, technology advantage and strong balance sheet position us to capture growth and share.”

Culture of Innovation

Watsco remains committed to scaling the industry’s most robust, user-friendly technology platforms for HVAC/R contractors, which make it easier for customers to interact with the Company and, as a further step, modernize how contractors engage with consumers and businesses. Active technology users continue to grow sales at faster rates than non-users and, overall, we experience 57% less attrition among users of our technology platforms. The Company believes that scaling its technology platform through increased adoption by customers will lead to higher organic growth rates, lower attrition and lower costs to serve.

Specific technology-related updates include:

•

Product Information Management (PIM), Watsco’s repository of rich product information, is delivered seamlessly through its mobile apps and e-commerce platform. Watsco’s PIM database provides contractors digital access to more than 900,000 SKUs.

•

HVAC Pro+ Mobile Apps provide contractors real-time access to critical information that improves speed to market and enhances efficiency for the customer. This includes real-time technical support, product specifications, inventory availability, warranty look-up and processing, system matchups, e-commerce, and much more. The community of authenticated users (those linked to an e-commerce account) over the 12-month period ended September 30, 2024 expanded 14% to approximately 61,000 users.

•

E-commerce sales continue to outpace overall sales growth rates, growing 5% during the nine-month period ended September 30, 2024 and accounting for 35% of total sales (inclusive of revenues from recently acquired businesses), and in some regions, exceed 60% of total sales.

•

OnCallAir®, Watsco’s digital sales platform, has increased penetration among HVAC contractors as digital engagement with homeowners expands. The annualized gross merchandise value (GMV) of products sold by customers through OnCallAir® was approximately $1.4 billion for the 12-month period ended September 30, 2024. From January 1 to September 30, 2024, OnCallAir® presented quotes to approximately 258,000 households, a 17% increase, and generated $1.2 billion GMV, a 22% increase, versus the same period last year.

A.J. Nahmad, Watsco’s President, added: “Our contractor customers are the backbone of our business, and we are committed to empowering them with the best technology platforms available. Our ongoing investments in advanced digital tools and innovative solutions are designed to streamline their operations, enhance efficiency, and drive their success. We are proud to support our customers and their ambitions with the technology resources they need to thrive in a competitive landscape, and we expect to invest more over time to provide a distinct, long-term competitive advantage.”

Dividend Policy

Watsco’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its network. Watsco’s annual dividend rate was increased 10% to $10.80 per share effective in April 2024. Future dividend increases are considered in light of investment opportunities, general economic conditions and the Company’s overall financial position.

Third Quarter Earnings Conference Call Information

Date and time: October 23, 2024 at 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

Use of Non-GAAP Financial Information

This release discloses certain performance measures on a “same-store basis”, which are non-GAAP and exclude the effects of locations closed, acquired or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company believes this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements presented in accordance with U.S. GAAP.

About Watsco

Watsco is the largest distributor of heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico, and Puerto Rico, and on an export basis to Latin America and the Caribbean.

We focus on the replacement market, which has increased in size and importance as a result of the aging of installed systems, the introduction of higher energy efficient models and the necessity of HVAC products in homes and businesses. According to data published in March 2023 by the Energy Information Administration, there are approximately 102 million HVAC systems installed in the United States that have been in service for more than 10 years, most of which operate well below current minimum efficiency standards.

Accordingly, Watsco has the opportunity to be a significant and important contributor toward climate change as it plays an important role to lower CO2e emissions. According to the Department of Energy, HVAC systems account for roughly half of U.S. household energy consumption. As such, replacing older systems at higher efficiency levels is a critical means for homeowners to reduce electricity consumption and their carbon footprint.

Based on estimates validated by independent sources, Watsco averted an estimated 21.8 million metric tons of CO2e emissions from January 1, 2020 to September 30, 2024 through the sale of replacement HVAC systems at higher-efficiency standards, an equivalent of eliminating 5.2 million gas powered vehicles off the road annually. More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments.

Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except share and per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$2,160,036	$2,126,845	$5,864,355	$5,680,570
Cost of sales	1,593,792	1,559,900	4,287,726	4,102,846

Gross profit	566,244	566,945	1,576,629	1,577,724
Gross profit margin	26.2%	26.7%	26.9%	27.8%

SG&A expenses	326,373	319,834	954,950	911,046

Other income	10,376	9,506	23,908	20,384
Operating income	250,247	256,617	645,587	687,062
Operating margin	11.6%	12.1%	11.0%	12.1%

Interest (income) expense, net	(6,773)	1,890	(14,156)	5,920

Income before income taxes	257,020	254,727	659,743	681,142
Income taxes	55,373	54,103	139,183	144,744

Net income	201,647	200,624	520,560	536,398
Less: net income attributable to non-controlling interest	30,616	29,671	81,115	82,608

Net income attributable to Watsco	$171,031	$170,953	$439,445	$453,790

Diluted earnings per share:
Net income attributable to Watsco shareholders	$171,031	$170,953	$439,445	$453,790
Less: distributed and undistributed earnings allocated to restricted common stock	11,886	11,903	30,682	31,211

Earnings allocated to Watsco shareholders	$159,145	$159,050	$408,763	$422,579

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	37,671,752	36,579,408	37,433,850	36,438,075
Diluted earnings per share for Common and Class B common stock	$4.22	$4.35	$10.92	$11.60

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2024	2023
Cash and cash equivalents	$294,354	$210,112
Short-term cash investments	255,669	—
Accounts receivable, net	944,501	797,832
Inventories, net	1,596,795	1,347,289
Other	41,673	36,698

Total current assets	3,132,992	2,391,931
Property and equipment, net	140,317	136,230
Operating lease right-of-use assets	401,000	368,748
Goodwill, intangibles, net and other	843,167	832,273

Total assets	$4,517,476	$3,729,182

Accounts payable and accrued expenses	$825,780	$611,747
Current portion of lease liabilities	107,369	100,265

Total current liabilities	933,149	712,012
Borrowings under revolving credit agreement	—	15,400
Operating lease liabilities, net of current portion	305,412	276,913
Deferred income taxes and other liabilities	117,044	108,667

Total liabilities	1,355,605	1,112,992

Watsco’s shareholders’ equity	2,696,375	2,229,839
Non-controlling interest	465,496	386,351

Shareholders’ equity	3,161,871	2,616,190

Total liabilities and shareholders’ equity	$4,517,476	$3,729,182

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$520,560	$536,398
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,331	25,406
Share-based compensation	25,063	20,791
Non-cash contribution to 401(k) plan	8,735	8,862
Provision for doubtful accounts	608	3,185
Other income from investment in unconsolidated entity	(23,908)	(20,384)
Other, net	6,553	5,548
Changes in working capital, net of effects of acquisitions
Accounts receivable, net	(145,071)	(184,106)
Inventories, net	(248,202)	(143,746)
Accounts payable and other liabilities	218,882	17,608
Other, net	654	(6,222)

Net cash provided by operating activities	394,205	263,340

Cash flows from investing activities:
Purchases of short-term cash investments	(255,669)	—
Capital expenditures, net	(21,877)	(24,223)
Business acquisitions, net of cash acquired	(5,173)	(3,827)

Net cash used in investing activities	(282,719)	(28,050)

Cash flows from financing activities:
Net proceeds from the sale of Common stock	281,784	15,179
Net (repayments) proceeds under revolving credit agreement	(15,400)	49,200
Dividends on Common and Class B Common stock	(314,486)	(286,122)
Other, net	23,041	14,103

Net cash used in financing activities	(25,061)	(207,640)

Effect of foreign exchange rate changes on cash and cash equivalents	(2,183)	(133)

Net increase in cash and cash equivalents	84,242	27,517
Cash and cash equivalents at beginning of period	210,112	147,505

Cash and cash equivalents at end of period	$294,354	$175,022